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                        OFFER TO PURCHASE FOR CASH UP TO
                 1,000,000 COMMON SHARES OF BENEFICIAL INTEREST
                                       OF

                         ENTERTAINMENT PROPERTIES TRUST
                              $18.00 NET PER SHARE
                                       BY

                                BRT REALTY TRUST

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW
    YORK CITY TIME, ON TUESDAY, MAY 15, 2001, UNLESS THE OFFER IS EXTENDED.

                                                                  April 10, 2001

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

     We have been engaged by BRT Realty Trust, a Massachusetts business trust (the "Purchaser"), to act as Information Agent in connection with the Purchaser's offer to purchase up to 1,000,000 common shares of beneficial interest, par value $0.01 per share (the "Shares") of Entertainment Properties Trust, a Maryland real estate investment trust (the "Company"), at a price of $18.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated April 10, 2001 ("Offer to Purchase"), and in the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer") enclosed herewith.

     The Offer is conditioned on, among other things, (1) Fredric H. Gould's election and qualification to the Board of Trustees of the Company, (the "Board"), at the 2001 annual meeting of shareholders and (2) the Board granting an unqualified exemption to the Purchaser from the 9.8% beneficial interest ownership limitation of Article Ninth of the Amended and Restated Declaration of Trust of the Company and from the voting rights restriction under the Maryland Control Share Acquisition Act arising from the Purchaser owning more than 10% of the Shares. The Offer is also subject to other conditions set forth in the Offer to Purchase. The Offer is not conditioned on the receipt of financing.

     The Purchaser will, upon request reimburse you for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your clients.

     Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

     For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, or who hold Shares registered in their own names, we are enclosing the following documents:

     1. The Offer to Purchase, dated April 10, 2001;

     2. The Letter of Transmittal (including Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9) to be used by holders of Shares in accepting the Offer and tendering Shares;

     3. The Notice of Guaranteed Delivery to be used to accept the Offer if the certificates evidencing such Shares (the "Share Certificates") are not immediately available or time will not permit all required documents to reach the Depositary (as defined in the Offer to Purchase) prior to the Expiration Date (as defined in the Offer to Purchase) or the procedure for book-entry transfer cannot be completed on a timely basis;

     4. A letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominees, with space provided for obtaining such clients' instructions with regard to the Offer; and

     5. A return envelope addressed to the Depositary.
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     YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS
PROMPTLY AS POSSIBLE. THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON TUESDAY, MAY 15, 2001, UNLESS THE OFFER IS EXTENDED.

     The Purchaser will pay any stock transfer taxes incident to the transfer to it of validly tendered Shares, except as otherwise provided in Instruction 7 of the Letter of Transmittal.

     In order to take advantage of the Offer, a duly executed and properly completed Letter of Transmittal and any other required documents should be sent to the Depositary and certificates representing the tendered Shares should be delivered, or such Shares should be tendered by book-entry transfer, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will purchase, by accepting for payment, and will pay for up to 1,000,000 of the Shares validly tendered and not withdrawn prior to the Expiration Date promptly after the Expiration Date. For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, tendered Shares as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance of such Shares for payment pursuant to the Offer. In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the Share Certificates or timely confirmation of a book-entry transfer of such Shares, if such procedure is available, into the Depositary's account at The Depository Trust Company pursuant to the procedures set forth in
Section 2 under the caption "The Tender Offer" of the Offer to Purchase, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined in Section 2 under the caption "The Tender Offer" of the Offer to Purchase) and (iii) any other documents required by the Letter of Transmittal.

     If holders of Shares wish to tender Shares, but it is impracticable for them to forward their Share Certificates or other documents to the Depositary prior to the Expiration Date or to comply with the procedures for book-entry transfer on a timely basis, a tender may be made by following the guaranteed delivery procedures specified under Section 2 under the caption "The Tender Offer" of the Offer to Purchase.

     Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, Georgeson Shareholder Communications Inc., the Information Agent, at its address and telephone number set forth on the back cover page of the Offer to Purchase.

                                      Very truly yours,

                                      GEORGESON SHAREHOLDER
                                        COMMUNICATIONS INC.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF THE PURCHASER, THE DEPOSITARY, THE INFORMATION AGENT, OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED AND THE STATEMENTS CONTAINED THEREIN.

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